Exhibit 4.3

CERTIFICATE OF DESIGNATIONS OF

SERIES K CONVERTIBLE PREFERRED STOCK

OF

DIAMETRICS MEDICAL, INC.

a Minnesota corporation

The undersigned, being the duly elected and acting Chief Executive Officer of Diametrics Medical, Inc., a Minnesota corporation (the “Corporation”), hereby certifies that pursuant to the authority contained in Article 3 of the Corporation’s Amended and Restated Articles of Incorporation, as amended, and in accordance with the provisions of Minnesota Statutes, Section 302A.401, Subd. 3(b), the Corporation’s Board of Directors has adopted the following resolutions creating a series of its Preferred Stock designated as Series K Convertible Preferred Stock:

WHEREAS, the Corporation’s Amended and Restated Articles of Incorporation provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of any of them.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

(a) Designation. The series of Preferred Stock is hereby designated Series K Convertible Preferred Stock (the “Series K Preferred Stock”).

(b) Authorized Shares. The number of authorized shares constituting the Series K Preferred Stock shall be 4,300 shares of such series.

(c) Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of issued and outstanding shares of Series K Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors, on a pro rata basis with the issued and outstanding shares of Common Stock of the Corporation, based on the number of shares of Common Stock into which the issued and outstanding shares of Series K Preferred is convertible at the applicable record date for dividends.

(d) Voting Rights. The holders of the issued and outstanding shares of Series K Preferred Stock shall have full voting rights, with each share of Series K Preferred Stock having a number of votes equal to the number of shares of Common Stock into which it is convertible at the applicable record date, and except as otherwise required by law, the holders of Series K Preferred Stock shall vote together with holders of Common Stock as a single class.

(e) Automatic Conversion. All issued and outstanding shares of Series K Preferred Stock shall automatically, without any action by the holder thereof, convert into fully paid and nonassessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein upon the first to occur of either (i) an amendment to the Company’s Amended and Restated Articles of Incorporation or (ii) the merger of the Company into a Delaware corporation, in either case resulting in a sufficient number of authorized shares of Common Stock to issue the number of shares of Common Stock that are issuable upon conversion of all outstanding shares of Series K Preferred Stock (each, a “Conversion Event”).

(i) Mechanics of Conversion. After a Conversion Event, any holder of Series K Preferred Stock may surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of Series K Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.

(ii) Conversion Multiple. Each share of Series K Preferred Stock shall be convertible into 2,583.7209 shares of Common Stock, which shall be subject to adjustment from time to time in certain instances, as provided below in this paragraph (e). The number of shares into which each share of Series K Preferred Stock is convertible under the prior sentence is the initial “Conversion Multiple” hereunder. The number of shares of Common Stock issued upon conversion of the Series K Preferred Stock shall be rounded up or down to the nearest whole share.

(iii) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time after the date Series K Preferred Stock is first issued (the “Original Issuance Date”), effect a subdivision of the outstanding Common Stock, the Conversion Multiple in effect immediately prior to the subdivision shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issuance Date combine the outstanding shares of Common Stock, the Conversion Multiple then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (e)(iii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iv) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issuance Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Multiple for the Series K Preferred Stock then in effect shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Multiple for such Series K Preferred Stock then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Multiple for the Series K Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter, the Conversion Multiple for the Series K Preferred Stock shall be adjusted pursuant to this paragraph (e)(iv) as of the time of actual payment of such dividends or distributions.

(v) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of Series K Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series K Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (e) with respect to the rights of the holders of the Series K Preferred Stock.

(vi) Adjustment for Reclassification Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series K Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (e)), then and in each such event the Series K Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series K Preferred Stock might have been converted immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

(vii) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (e)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series K Preferred Stock shall thereafter be entitled to receive upon conversion of such Series K Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (e) with respect to the rights of the holders of the Series K Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (e) (including adjustment of the Conversion Multiple then in effect and the number of shares purchasable upon conversion of the Series K Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable. For the avoidance of doubt, upon the merger of the Corporation into a Delaware corporation, which resulting in a sufficient number of authorized shares of Common Stock to issue the number of shares of Common Stock that are issuable upon conversion of all outstanding shares of Series K Preferred Stock, the issued and outstanding shares of Series K Preferred Stock shall automatically convert into shares of Common Stock, and as Common Stock, the holders thereof shall be entitled to receive the type and amount of consideration specified in the merger agreement for such merger with respect to shares of issued and outstanding Common Stock of the corporation.

(viii) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Multiple for the number of shares of Common Stock or other securities issuable upon conversion of the Series K Preferred Stock, the Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation’s Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series K Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, and the facts upon which such adjustment or readjustment is based.

(ix) Notices of Record Date. In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall provide to each holder of Series K Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(x) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series K Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

(xi) Reservation of Stock Issuable Upon Conversion. The Corporation shall have no obligation to reserve and keep available out of its authorized but unissued shares of Common Stock, sufficient shares of Common Stock to effect the conversion of all outstanding shares of Series K Preferred Stock.

(xii) Notices. Any notice required by the provisions of this paragraph (f) to be given to the holders of shares of Series K Preferred Stock shall be deemed given (A) if deposited in the United States mail, postage prepaid, or (B) if given by any other reliable or generally accepted means (including by facsimile or by a nationally recognized overnight courier service or personal delivery), in each case addressed to each holder of record at his address (or facsimile number) appearing on the books of the Corporation.

(xiii) Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series K Preferred Stock.

(f) No Reissuance of Preferred Stock. Any shares of Series K Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series K Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(g) Severability. If any right, preference or limitation of the Series K Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, Diametrics Medical, Inc. has caused this Certificate of Designations of Series K Preferred Stock to be executed by W. Bruce Comer III, its Chief Executive Officer, this 20th day of September, 2006.

/s/ W. Bruce Comer, III
W. Bruce Comer III, Chief Executive Officer